SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1943 or Suspension of Duty to File Reports
      Under Section 13 and 15(d) of the Securities Exchange Act of 1934

                      Commission File Number: 033-97034

                              HELP AT HOME, INC.
           (Exact name of registrant as specified in its charter)

                           223 W. Jackson Boulevard
                                  Suite 500
                           Chicago, Illinois 60606
                                (312) 663-4244

 (Address, including zip code, and telephone number, including area code, of registrant's
                         principal executive offices)

                                 Common Stock
           (Title of each class of securities covered by this Form)

                                     None
        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(I)     [ ]          Rule 12h-3(b)(1)(ii)     [X]
      Rule 12g-4(a)(1)(ii)    [ ]          Rule 12h-3(b)(2)(I)      [ ]
      Rule 12g-4(a)(2)(I)     [ ]          Rule 12h-3(b)(2)(ii)     [ ]
      Rule 12g-4(a)(2)(ii)    [ ]          Rule 12h-3(b)(2)(ii)     [ ]
      Rule 12h-3(b)(1)(I)     [X]

 Approximate  number  of holders of record as of the certification or notice
 date:     11

 Pursuant to the requirements of the Securities Exchange Act of 1934, Help At Home, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


 DATE: July 31, 2001                    By:   /s/ Joel Davis
                                              -----------------------
                                       Its:   President